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                             M-FOODS INVESTORS, LLC


                               December 21, 2000

3J2R Limited Partnership
c/o Burton Ross
Ross, Rosenblatt Ltd.
4100 Piper Jaffray Tower
222 S. 9/th/ Street
Minneapolis, MN 55402


          1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement")
                                                          ----------------
among M-Foods Holdings, Inc., a Delaware corporation ("Holdings"), Protein
                                                       --------
Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and Michael Foods, Inc., a Minnesota corporation (the
           ----------
"Company"), Merger Sub will be merged with and into the Company (the "Merger").
--------                                                              ------
Terms not otherwise defined in this letter agreement shall have the meanings set forth in the Merger Agreement.

          2. You hereby acknowledge that you are the record and beneficial owner of 1,459,514 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") (your owned shares of Common Stock (as such owned
            ------------
shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) are referred to herein as the "Owned
                                                                         -----
Shares" and, your Owned Shares together with any other shares of capital stock
------
of the Company acquired or otherwise obtained by you after the date hereof for any reason are referred to herein as the "Subject Shares"). The Owned Shares
                                          --------------
and the number of shares of Common Stock issuable upon exercise of the Options in the amounts set forth in this Section 2 constitute all of the shares of capital stock of the Company either owned by you or for which you have right to obtain upon exercise of any options or convertible securities as of the date hereof. You hereby agree to promptly notify M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), of the number of any additional shares
                            ---------
of (or rights to acquire additional shares of) the Company's capital stock acquired or otherwise obtained in any manner by you, if any, after the date hereof.

          3.   By executing this letter agreement, you hereby agree that:

               (a) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company solicited by the Company Board, you will appear at the meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Subject Shares
     (i) in favor of the Merger Agreement and transactions contemplated thereby (including the
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     Merger), (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (other than the Merger Agreement and transactions contemplated thereby (including the Merger)) and (iii) against any amendment of the Company's articles of incorporation or bylaws, or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or transactions contemplated thereby (including the Merger);

               (b) you will not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer (with or without consideration), pledge or otherwise encumber, assign or otherwise dispose of, or enter into any contract, agreement, option or other arrangement or understanding with respect to the sale, transfer (with or without consideration), pledge, assignment or other disposition of, the Subject Shares to any person other than Investors or its designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares or (iii) take any other action that would in any way restrict, limit, hinder or interfere with the performance by you of your obligations hereunder or the transactions contemplated hereby, or in any way restrict, limit, hinder or interfere with consummation of the transactions contemplated by the Merger Agreement (including the Merger); and

               (c) you hereby grant an irrevocable proxy during the term of this letter agreement to Investors, and hereby constitute and appoint Investors as your attorney-in-fact and proxy, with full power of substitution, for and in your name, place and stead, to vote (by written consent or otherwise) the Subject Shares which you are entitled to vote at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified herein. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. You hereby revoke all previous proxies granted with respect to the Subject Shares, and no subsequent proxy shall be given (and if given or executed, shall not be effective) by you with respect thereto. All authority herein conferred or agreed to be conferred shall survive your death or incapacity.

          4.   You hereby represent and warrant to Investors that:

               (a) you are competent to and have sufficient capacity to execute and deliver this letter agreement and to perform your obligations hereunder and this letter agreement has been duly executed and delivered by you;

               (b) assuming the due execution and delivery of this letter agreement by Investors, this letter agreement constitutes your valid and binding obligation, enforceable against you in accordance with its terms;

               (c) the execution, delivery and performance of this letter agreement by you will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to you or by which any of your assets may be bound or affected

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     or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which you are a party or by which you are bound;

               (d) the Owned Shares and the certificates representing the Owned Shares are now, and at all times during the term hereof will be, held by you, or by a nominee or custodian for your benefit, and you have good and marketable title to the Owned Shares free and clear of all liens, except for any such liens arising hereunder; and

               (e) you understand and acknowledge that Merger Sub is entering into the Merger Agreement in reliance upon your execution and delivery of this letter agreement.

          5. You further agree that in connection with the consummation of the transactions contemplated by the Merger Agreement (including the Merger), you will execute and deliver to Investors and its subsidiaries that are party thereto (and Investors shall, and shall cause its subsidiaries that are party thereto to, execute and deliver to you) each of the following agreements:

               (a) a Stock Purchase and Unit Subscription Agreement (the "Subscription Agreement"), substantially in the form attached hereto as
     -----------------------
     Exhibit 1;
     ---------

               (b) a Securityholders Agreement substantially in the form attached hereto as Exhibit 2; and
                        ---------
               (c) an Amended and Restated Limited Liability Company Agreement of Investors containing terms consistent with the provisions of the term sheet attached hereto as Exhibit 3 and such other provisions as are
                              ---------
     reasonable and customary in a limited liability company agreement of such nature.

          6. You hereby waive any rights of appraisal or any dissenter's rights with respect to the Merger that you may have under applicable law.

          7. At the request of Investors, you agree that a legend substantially in the following form may be stamped, printed or typed on your certificates evidencing the Subject Shares:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, GIFT,
          PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION
          OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A VOTING AGREEMENT DATED AS OF DECEMBER 21, 2000, BY AND BETWEEN M-FOODS INVESTORS, LLC AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF MICHAEL FOODS, INC."

          8. You hereby represent that you have carefully reviewed this agreement and the Exhibits hereto, including, without limitation, Section 4 of the Subscription Agreement. You also represent and warrant that (as of the date hereof and at the Effective Time):

               (a) your financial situation is such that you can afford to bear the economic risk of holding securities of Investors for an indefinite period of time, have adequate means for providing for your current needs and personal contingencies, and can afford to suffer a complete loss of your proposed investment in Investors;

               (b) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your proposed investment in Investors;

               (c) you understand that your proposed investment in Investors is a speculative investment which involves a high degree of risk of loss, there are substantial restrictions on the transferability of the securities of Investors and, on the Closing Date (as defined in form of Subscription Agreement) and for an indefinite period following the Closing (as defined in the form of Subscription Agreement), there will be no public market for the securities of Investors and, accordingly, it may not be possible for you to liquidate your proposed investment in case of emergency, if at all;

               (d) you understand and take cognizance of all the risk factors related to your proposed investment and no representations or warranties have been made to you or your representatives concerning (i) your proposed investment, (ii) Investors and its subsidiaries, (iii) the prospects of any thereof or (iv) other matters;

               (e) you have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Investors and its representatives concerning Investors and its subsidiaries, the transactions contemplated by the Merger Agreement (including the Merger) and this letter agreement and the Exhibits hereto and to obtain any additional information that you deem necessary;

               (f) all information which you have provided to Investors and its representatives concerning you and your financial position is complete and correct as of the date hereof; and

               (g) you are an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

          9. You agree after the date hereof to cooperate with Investors in taking action reasonably necessary to consummate the transactions contemplated by this letter agreement and the Exhibits hereto, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the aforesaid transactions, and to consent to modifications to the Exhibits hereto that do not adversely affect you.

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          10.  The provisions of this letter agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          11. This letter agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

          12. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          13. Any suit, action or proceeding with respect to this letter agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The parties hereto hereby irrevocably waive (i) any objections which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this letter agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

          14. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

               (a)       If to Investors:

                         M-Foods Investors, LLC
                         c/o Vestar Capital Partners IV, L.P.
                         1225 Seventeenth Street
                         Suite 1660
                         Denver, CO  80202
                         Attention:  James P. Kelley
                         Facsimile:  (303) 292-6639

                         and
                         ---

                         c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                         Minneapolis, MN  55402-4123
                         Attention:  John L. Morrison
                                     Michael T. Sweeney
                         Facsimile:  (612) 338-2860

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                         with copies to:
                         --------------

                         Vestar Capital Partners IV, L.P.
                         245 Park Avenue
                         41/st/ Floor
                         New York, NY  10167
                         Attention:   General Counsel
                         Facsimile:   (212) 808-4922

                         and
                         ---

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, IL  60601
                         Attention:   Stephen L. Ritchie
                         Facsimile:   (312) 861-2200

                         and
                         ---

                         Faegre & Benson
                         2200 Wells Fargo Center
                         90 South Seventh Street
                         Minneapolis, MN  55402-3901
                         Attention:   Bruce M. Engler
                         Facsimile:   (612) 336-3026

               (b) If to you, to the address shown beneath your name on the signature page attached hereto with a copy to:

                         Ross, Rosenblatt Ltd.
                         4100 Piper Jaffray Tower
                         222 South Ninth Street
                         Minneapolis, MN 55402
                         Attention:  Burton Ross
                         Facsimile:  (612) 338-1131

          15. This letter agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          16. This letter agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          17. You acknowledge and agree that a violation of any of the terms of this letter agreement will cause Investors and its subsidiaries irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that Investors shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

          18. Your rights and remedies and the rights and remedies of Investors and its subsidiaries under this letter agreement shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this letter agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          19. This letter agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, upon the earlier to occur of (i) a termination of the Merger Agreement in accordance with its terms for any reason, and (ii) July 31, 2001. Nothing herein shall relieve any party from liability for any breach of this letter agreement occurring prior to such termination.

                                    Very truly yours,

                                    M-FOODS INVESTORS, LLC


                                    By:   /s/ Jack M. Feder
                                         ------------------------------------
                                         Name: Jack M. Feder
                                         Title: Secretary

Agreed and accepted as of the
date first written above:

By:  4J2R1C Limited Partnership


By:      /s/ Jeffrey Michael
      ---------------------------------
      Jeffrey Michael,
      General Partner

3J2R Limited Partnership
c/o Burton Ross
Ross, Rosenblatt Ltd.
4100 Piper Jaffray Tower
222 S. 9/th/ Street
Minneapolis, MN 55402


          [Signature Page to Michael Rollover Letter Agreement - 3J2R]
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                                                                       EXHIBIT 1
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                                                                       EXHIBIT 2
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                                                                       EXHIBIT 3